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NEWS RELEASE

AbCellera Appoints Dr. Sarah Noonberg as Chief Medical Officer

2025-09-10

VANCOUVER, British Columbia--(BUSINESS WIRE)-- **AbCellera** (Nasdaq: ABCL) today announced the appointment of Sarah Noonberg, M.D., Ph.D., as Chief Medical Officer. Dr. Noonberg, a board-certified physician-scientist, brings over two decades of industry experience leading development programs from discovery through to global regulatory approvals and commercialization across a diverse range of indications and therapeutic modalities, including oncology, neuroscience, rare diseases, gene therapy, and cell therapy. As Chief Medical Officer, Dr. Noonberg, will leverage her clinical development background to advance AbCellera's pipeline of antibody-based therapeutics.

"We are pleased to welcome Sarah as AbCellera's first Chief Medical Officer," said Carl Hansen, PhD, founder and CEO of AbCellera. "With more than 20 years of experience in clinical development, Sarah brings deep expertise and proven operational and leadership strength that will be invaluable as we continue to build and advance our clinical pipeline."

"I'm honored to join AbCellera at such an exciting time as it transitions to a clinical stage company," said Dr. Noonberg. "I look forward to working with the team to advance a growing portfolio of important therapies that have the potential to improve patient's lives."

Dr. Noonberg was most recently the Chief Medical Officer of Metagenomi, where she led the translation of its gene editing platform into a pipeline strategy and contributed to its ~$100M initial public offering. Prior to Metagenomi, Dr. Noonberg served as Chief Medical Officer at multiple companies, including Maze Therapeutics, Nohla Therapeutics, and Prothena Biosciences; as Group Vice President and Head of Global Clinical Development at BioMarin; and as Senior Vice President at Medivation, where she contributed to the development of enzalutamide

(XTANDI™) for prostate cancer. Dr. Noonberg is currently a board member of Neurogene and a past board member of Marinus Pharmaceuticals and Protagonist Therapeutics. Dr. Noonberg received her M.D. from the University of California, San Francisco, her Ph.D. in Bioengineering from the University of California, Berkeley, and completed her internal medicine residency at the Johns Hopkins Hospital. About AbCellera Biologics Inc. AbCellera (Nasdaq: ABCL) is a clinical-stage biotechnology company focused on discovering and developing antibody-based medicines in the areas of endocrinology, women’s health, immunology, and oncology. For more information, please visit www.abcellera.com. Inquiries Media: Tiffany Chiu; media@abcellera.com, +1(236)521-6774 Partnering: Murray McCutcheon, Ph.D.; bd@abcellera.com, +1(604)559-9005 Investor Relations: Peter Ahn; ir@abcellera.com, +1(778)729-9116 Source: AbCellera Biologics Inc. 2